Exhibit 99.1

LIMITED BRANDS REPORTS THIRD QUARTER 2012 EARNINGS

- PROVIDES FOURTH QUARTER AND RAISES FULL
YEAR 2012 EARNINGS GUIDANCE -

- AUTHORIZES $250 MILLION SHARE REPURCHASE PROGRAM -

- DECLARES REGULAR QUARTERLY DIVIDEND -

Columbus, Ohio, Nov. 14, 2012 - Limited Brands, Inc. (NYSE: LTD) today reported 2012 third quarter results and increased its 2012 full-year earnings guidance.

Third Quarter Results
Adjusted earnings per share for the third quarter ended Oct. 27, 2012 were $0.26 compared to $0.25 for the third quarter ended Oct. 29, 2011. 2011 earnings per share included approximately $0.03 attributable to the third party apparel sourcing business, which was sold in November 2011. Excluding this amount from last year, adjusted earnings per share increased 18%.

Adjusted third quarter operating income was $197.4 million compared to operating income of $186.1 million last year, and adjusted net income was $75.6 million compared to $77.6 million last year. Adjusted results exclude certain significant items as detailed below:

•	In 2012 (totaling to a charge of $0.01 per share):

◦	A pre-tax charge of $10.4 million, or $0.04 per share, related to La Senza store closures which were previously announced; and

◦	A pre-tax gain of $12.7 million, or $0.03 per share, from cash distributions related to the company's Easton investments.

•	In 2011:

◦	An income tax benefit, primarily due to the resolution of certain tax matters, of $16.7 million, or $0.06 per share.

Including the significant items above, reported third quarter earnings per share were $0.25 compared to $0.31 last year; operating income was $186.9 million compared to $186.1 million last year; and net income was $73.4 million compared to $94.3 million last year.

The company reported a comparable store sales increase of 5 percent for the third quarter ended Oct. 27, 2012, compared to the third quarter ended Oct. 29, 2011. The company reported net sales of $2.050 billion for the third quarter ended Oct. 27, 2012, compared to net sales of $2.173 billion last year.

Third quarter 2011 net sales included $258.7 million attributable to the third party apparel sourcing business, which was sold in November 2011.

Three Limited Parkway Columbus, Ohio 43230 www.LimitedBrands.com

At the conclusion of this press release is a reconciliation of reported to adjusted results.

2012 Outlook
The company stated that it expects fourth quarter earnings of $1.62 to $1.77 per share. For 2012, the company increased its adjusted earnings per share forecast to $2.78 to $2.93.

Share Repurchase Program and Regular Quarterly Dividend
The company's board of directors has authorized a $250 million share repurchase program, which includes $49.6 million remaining under the previous $500 million program. The company said it may repurchase shares from time to time in the open market or through privately negotiated transactions, depending on prevailing market conditions, alternative uses of capital and other factors.

The company also declared its regular quarterly dividend of $0.25 per share payable on Dec. 10, 2012 to shareholders of record at the close of business on Nov. 26, 2012.

Earnings Call Information
Limited Brands will conduct its third quarter earnings call at 9 a.m. Eastern time on Thursday, Nov. 15. To listen, call 1-866-583-6618 (international dial-in number: 1-937-200-3978). For an audio replay, call 1-866-NEWS-LTD (international replay number: 1-706-902-3452) or log onto www.Limitedbrands.com. Additional third quarter financial information is also available at www.Limitedbrands.com.

ABOUT LIMITED BRANDS:
Limited Brands, through Victoria's Secret, Pink, Bath & Body Works, La Senza and Henri Bendel, is an international company. The company operates 2,626 specialty stores in the United States and its brands are sold in more than 700 company-operated and franchised additional locations world-wide. The company's products are also available online at www.VictoriasSecret.com, www.BathandBodyWorks.com, www.HenriBendel.com and www.LaSenza.com.

Limited Brands b-roll footage of stores is available through our online newsroom.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
Limited Brands, Inc. cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or the third quarter earnings call involve risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. Accordingly, our future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “planned,” “potential” and any similar expressions may identify forward-looking statements. Risks associated with the following factors, among others, in some cases have affected and in the future could affect our financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements included in this press release or the third quarter earnings call:

•
general economic conditions, consumer confidence, consumer spending patterns and market disruptions including severe weather conditions, natural disasters, health hazards, terrorist activities, financial crises, political crises or other major events, or the prospect of these events;

•	the seasonality of our business;

•	the dependence on a high volume of mall traffic and the possible lack of availability of suitable store locations on appropriate terms;

•	our ability to grow through new store openings and existing store remodels and expansions;

•	our ability to successfully expand into international markets and related risks;

•	our independent licensees and franchisees;

•	our direct channel business;

•	our failure to protect our reputation and our brand images;

•	our failure to protect our trade names, trademarks and patents;

•	the highly competitive nature of the retail industry generally and the segments in which we operate particularly;

•	consumer acceptance of our products and our ability to keep up with fashion trends, develop new merchandise and launch

Three Limited Parkway Columbus, Ohio 43230 www.LimitedBrands.com

new product lines successfully;

•	our reliance on foreign sources of production, including risks related to:
•political instability;
•duties, taxes and other charges on imports;
•legal and regulatory matters;
•volatility in currency exchange rates;
•local business practices and political issues;
•potential delays or disruptions in shipping and related pricing impacts;
•the disruption of imports by labor disputes; and
•changing expectations regarding product safety due to new legislation;

•	stock price volatility;

•	our failure to maintain our credit rating;

•	our ability to service our debt;

•	our ability to retain key personnel;

•	our ability to attract, develop and retain qualified employees and manage labor costs;

•	the inability of our manufacturers to deliver products in a timely manner and meet quality standards;

•	fluctuations in product input costs;

•	fluctuations in energy costs;

•	increases in the costs of mailing, paper and printing;

•	claims arising from our self-insurance;

•	our ability to implement and maintain information technology systems;

•	our failure to comply with regulatory requirements;

•	tax matters; and

•	legal and compliance matters.
We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release or the third quarter earnings call to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized. Additional information regarding these and other factors can be found in “Item 1A. Risk Factors” in our 2011 Annual Report on Form 10-K.

For further information, please contact:

Limited Brands:
Investor Relations	Media Relations
Amie Preston	Tammy Roberts Myers
(614) 415-6704	(614) 415-7072
apreston@limitedbrands.com	extcomm@limitedbrands.com

Three Limited Parkway Columbus, Ohio 43230 www.LimitedBrands.com

LIMITED BRANDS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
THIRTEEN WEEKS ENDED OCTOBER 27, 2012 AND OCTOBER 29. 2011
(Unaudited)
(In thousands except per share amounts)

	2012			2011

	Reported	Adjustments	Adjusted	Reported	Adjustments	Adjusted
Net Sales	$2,050,189	$—	$2,050,189	$2,173,420	$—	$2,173,420
Cost of Goods Sold, Buying & Occupancy	(1,225,063)	10,437	(1,214,626)	(1,388,143)	—	(1,388,143)
Gross Profit	825,126	10,437	835,563	785,277	—	785,277
General, Administrative and Store Operating Expenses	(638,178)	—	(638,178)	(599,175)	—	(599,175)
Operating Income	186,948	10,437	197,385	186,102	—	186,102
Interest Expense	(77,155)	—	(77,155)	(63,860)	—	(63,860)
Other (Loss) Income	17,603	(12,745)	4,858	(368)	—	(368)

Income Before Income Taxes	127,396	(2,308)	125,088	121,874	—	121,874
Provision for Income Taxes	54,036	(4,588)	49,448	27,597	16,691	44,288

Net Income	$73,360	$2,280	$75,640	$94,277	$(16,691)	$77,586

Net Income Per Diluted Share	$0.25		$0.26	$0.31		$0.25

Weighted Average Shares Outstanding	294,386		294,386	307,928		307,928

See Notes to Consolidated Statements of Income and Reconciliation of Adjusted Results for additional information.

Three Limited Parkway Columbus, Ohio 43230 www.LimitedBrands.com

LIMITED BRANDS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
THIRTY-NINE WEEKS ENDED OCTOBER 27, 2012 AND OCTOBER 29. 2011
(Unaudited)
(In thousands except per share amounts)

	2012			2011

	Reported	Adjustments	Adjusted	Reported	Adjustments	Adjusted
Net Sales	$6,603,068	$—	$6,603,068	$6,848,572	$—	$6,848,572
Cost of Goods Sold, Buying & Occupancy	(3,933,506)	13,237	(3,920,269)	(4,319,469)	—	(4,319,469)
Gross Profit	2,669,562	13,237	2,682,799	2,529,103	—	2,529,103
General, Administrative and Store Operating Expenses	(1,884,050)	800	(1,883,250)	(1,932,645)	163,428	(1,769,217)
Operating Income	785,512	14,037	799,549	596,458	163,428	759,886
Interest Expense	(234,473)	—	(234,473)	(182,788)	—	(182,788)
Other (Loss) Income	19,041	(12,745)	6,296	232,868	(233,478)	(610)

Income Before Income Taxes	570,080	1,292	571,372	646,538	(70,050)	576,488
Provision for Income Taxes	228,513	(4,588)	223,925	155,897	62,456	218,353

Net Income	$341,567	$5,880	$347,447	$490,641	$(132,506)	$358,135

Net Income Per Diluted Share	$1.15		$1.17	$1.55		$1.13

Weighted Average Shares Outstanding	297,218		297,218	317,067		317,067

See Notes to Consolidated Statements of Income and Reconciliation of Adjusted Results for additional information.

Three Limited Parkway Columbus, Ohio 43230 www.LimitedBrands.com

LIMITED BRANDS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME AND
RECONCILIATION OF ADJUSTED RESULTS
(Unaudited)

The “Adjusted Results” provided in the attached unaudited Consolidated Statements of Income and Reconciliation of Adjusted Results are non-GAAP financial measures and reflect the following:

Fiscal 2012

In the third quarter of 2012, adjusted results exclude the following:

•	$10.4 million ($10.4 million net of tax) of store closure costs at La Senza.

•	A $12.7 million pre-tax gain ($8.2 million net of tax), included in other income, from $13.4 million of cash distributions related to the company's Easton investments.

In the second quarter of 2012, adjusted results exclude the following:

•	$3.6 million ($3.6 million net of tax) of store closure costs at La Senza.

In the first quarter of 2012, there were no adjustments to results.

Fiscal 2011

In the third quarter of 2011, adjusted results exclude the following:

•	A $16.7 million tax benefit related to the favorable resolution of certain discrete income tax matters.

In the second quarter of 2011, adjusted results exclude the following:

•
A $147.1 million non-taxable gain, included in other income and expense, and associated pre-tax expense of $113.4 million, included in general, administrative and store operating expenses, associated with our charitable contribution of Express, Inc. common stock to The Limited Brands Foundation.

In the first quarter of 2011, adjusted results exclude the following:

•	An $86.4 million pre-tax gain ($55.6 million net of tax), included in other income and expense, related to the sale of shares of Express, Inc. common stock.

•	A $50.0 million pre-tax expense ($31.2 million net of tax), included in general, administrative and store operating expenses, related to a pledge to The Limited Brands Foundation.

•	An $11.0 million tax benefit primarily related to the favorable resolution of certain discrete income tax matters.

The Unaudited Adjusted Consolidated Statements of Income should not be construed as an alternative to the reported results determined in accordance with generally accepted accounting principles. Further, the Company's definition of adjusted income information may differ from similarly titled measures used by other companies. While it is not possible to predict future results, management believes the adjusted information is useful for the assessment of the ongoing operations of the Company. The Unaudited Adjusted Consolidated Statements of Income should be read in conjunction with the Company's historical financial statements and notes thereto contained in the Company's quarterly reports on Form 10-Q and annual report on Form 10-K.

Three Limited Parkway Columbus, Ohio 43230 www.LimitedBrands.com